EXHIBIT 10.24

Employment Agreement with Anthony Servidio

December 17, 2003

Anthony Servidio

[Home address omitted]

Dear Anthony:

As you know, ITXC has entered into an agreement with Teleglobe which is anticipated to result in a merger between the two companies in the event that a series of conditions are met. Unless and until that transaction is consummated, ITXC will continue to operate as an independent company. The purpose of this letter is to describe a Special Incentive Retention Pay Plan that has been adopted to encourage certain employees such as you to remain employees for a transition period following the closing of the transaction. We have not identified a position for you with the combined company past the transition period at this time although we will continue to evaluate your skills for positions which do open up. If the transaction with Teleglobe does not close, our current plan is to continue your position as we evaluate the future needs of the business.

This Plan is also intended to provide severance benefits to those employees whose employment will terminate in connection with the merger, assuming it occurs, subject to the employees’ execution and delivery of a Separation and General Release Agreement. Currently, we anticipate your transition period being more than 9 months but less than 12 months following the closing of the transaction. This date is only an estimate and is subject to change. Unless you are terminated for cause, even if Company plans change, you will receive at least your base salary and the bonus described below as if you had been employed for 9 months after closing.

In the event the transaction is consummated, the Special Incentive Retention Pay Plan will be administered as detailed below, with the bonus paid to you in one lump sum, less customary deductions and withholdings required by applicable law, on the first regularly scheduled pay date following your termination date:

•	If you remain employed by the new organization for a period of more than three (3) months but less than six (6) months after closing, you will be eligible to receive a Stay Bonus equal to 20% of your base salary (excluding overtime, bonuses, commissions, shift differential, employee benefits, expense reimbursements, and similar amounts) for the period covering January 1, 2004, through your termination date;

•	If you remain employed by the new organization for six (6) months or more but less than nine (9) months after closing, you will be eligible to receive a Stay Bonus equal to 30% of your base salary (excluding overtime, bonuses, commissions, shift differential, employee benefits, expense reimbursements, and similar amounts) for the period covering January 1, 2004, through your termination date; and

•	If you remain employed by the new organization for nine (9) months or more after closing, you will be eligible to receive a Stay Bonus equal to 50% of your base salary (excluding overtime, bonuses, commissions, shift differential, employee benefits, expense reimbursements, and similar amounts) for the period covering January 1, 2004, through your termination date.

In addition, you will become immediately eligible for severance payments if you are permanently laid off, other than for Cause, within twelve months following the merger closing. Eligible employees will receive two weeks of severance for every full six month period worked up to the date of termination, with a minimum severance payment of eight weeks and a maximum payment of twenty-six weeks. No other prorated severance payment will be paid for any fractional period of less than six months of service. This severance payment will be paid in equal installments on a biweekly basis, less customary deductions and withholdings to the extent required by applicable law, starting with the first regularly scheduled payroll following your termination date, and subject to the execution of a Separation and General Release Agreement, which will be provided under separate cover. These severance payments are also contingent upon you remaining actively employed and an employee in good standing between now and your termination date.

In the event that the transaction between ITXC and Teleglobe is not consummated, you will still receive this Stay Bonus and it will be paid in one lump sum on the first regularly scheduled pay date following July 1, 2005. Of course, in either situation, you must be actively employed and an employee in good standing at the time of the actual payout in order to receive the Stay Bonus.

Additional Benefits:

If you receive Severance Payments, you will also be eligible for the following:

•	Health Benefits - You may elect to continue to participate in the medical, dental and vision benefit programs sponsored by the Company in which you are currently participating in accordance with COBRA. During the severance period, the Company will continue to pay the employer portion of such coverage(s) and your cost of such coverage(s) shall be the same as the cost payable by active employees of the Company for such coverage, as in effect from time to time. After the severance period, you may, if otherwise eligible, continue COBRA coverage for the balance of the applicable COBRA period remaining after expiration of the severance period, at the full cost of such coverage.

•	Paid Time Off Payment - Payment of an additional 50% of your unused accrued paid time off, so that with the amounts paid in accordance with Paid Time Off policy guidelines, you will have received a total payment of 100% for unused accrued paid time off.

•	Stock Options – If your position is eliminated within twelve months after the closing of the merger, all outstanding options will become immediately vested. You will be entitled to exercise these options for up to one year after termination.

•	Bonus Payments – If you are terminated by ITXC other than for Cause, you will receive any applicable bonus payment earned for any quarter in which you completed employment, regardless of whether you are on roll as of the date of bonus payout. This does not apply if you voluntarily resign.

Again, to be clear, your eligibility for these benefits will be contingent upon your execution and delivery of a Separation and General Release Agreement.

In addition, even if you are on notice of your impending layoff, you will not be eligible for the severance payment or Stay Bonus if the Company determines, in its sole judgment, that your employment terminated as a result of resignation, retirement, death, or disability, or by discharge for poor performance, misconduct, violation of Company policy or practice, or any other reason except layoff. If you are on a leave of absence (either paid or unpaid) when your employment terminates, you will not be eligible for the Severance Payment or Stay Bonus, except as otherwise required by law.

As has been the case throughout your employment, your employment up to and until the termination date shall be at-will. This means that the Company may terminate your employment at any time and you may resign from your employment at any time. If you are involuntarily terminated or if you resign before your termination date, you will not be eligible for the severance payment or Stay Bonus.

We thank you for the contribution you made since joining ITXC and look forward to your continued effort and support during your transition period.

Sincerely,

Tom Evslin
Chairman & CEO

Agreed and Accepted:
December 15, 2003

/s/ Anthony Servidio Anthony Servidio